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                                                                        EX-10.14


                                 SRS LABS, INC.
                  SUPPLEMENTAL EXECUTIVE INCENTIVE BONUS PLAN



      THIS SUPPLEMENTAL EXECUTIVE INCENTIVE BONUS PLAN (the "Plan") is entered into by SRS Labs, Inc. (the "Company"), a Delaware corporation, for the purpose of providing a performance based incentive for certain of the Company's executive officers. The terms of the Plan are as follows, effective January 1, 1997:

         1. Participants. The participants in this Plan shall be those executive officers of the Company who have been designated as participants with respect to a performance period, which may be a year or some shorter period, by the Board of Directors, or by the Compensation Committee, if the Board of Directors has delegated administration of the Plan to the Compensation Committee.

         2. Bonus. Bonuses under the Plan are to be based on the excess of (a) the Company's actual operating profit (revenue less cost of goods sold and operating expenses) over the performance period over (b) targeted operating profit (as previously defined) over the same performance period.

         3. Payment of Bonus. The bonus shall be paid to all participants no later than ninety (90) days after the close of the performance period, in cash. Payment shall be made from the Company's general assets; no trust fund shall be established for purposes of funding said payments. The bonus may not be assigned, transferred, mortgaged or hypothecated prior to actual receipt, except for any assignment to secure a debt to the Company itself, and any such attempt will be null and void.

         4. Termination of Employment Prior to End of Performance Period or Payment Date. The bonus will not be paid for a participant who voluntarily terminates employment, or whose employment is terminated by the Company, prior to the end of the performance period, provided, however, that a pro rata bonus will nonetheless be paid if termination is a consequence of the participant's death, disability or retirement.

         5. Administration. This Plan shall be administered by the Company's Board of Directors, or if the Board of Directors has designated a Compensation Committee, the Board of Directors may delegate such administration to the Compensation Committee. The Board of Directors or said Committee shall have the authority to interpret the provisions of this Plan, direct the calculation and payment of bonuses in accordance with the terms hereof, and make final decisions with respect to the entitlement of any participant to a bonus.

         6. Payment Upon Death. In the event that the participant dies before payment of his bonus, said amount shall be paid to his estate.

         7. Duration. This Plan shall continue indefinitely; provided, however, that the Board of Directors of the Company may update, modify or terminate this Plan at any time.





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         8.      Miscellaneous.  This Plan shall be interpreted according to the laws of the State of Delaware. Any reference herein to the singular shall be deemed to include the plural where appropriate.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the day and year first above referenced.



                                        SRS LABS, INC.